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                                                                   Exhibit 23


                               Contacts:  William H. Baumhauer, Chairman and CEO
                                          Donald C. Moore, Senior VP and CEO
                               Telephone: (508) 774-9115
                               Market:    Nasdaq/NM
                               Symbol:    DKAI



FOR IMMEDIATE RELEASE
JULY 10, 1997


                       DAKA INTERNATIONAL, INC. ANNOUNCES
                       ----------------------------------
                 NEW RECORD DATE AND EXTENSION OF TENDER OFFER
                 ---------------------------------------------

     Danvers, Massachusetts, July 10, 1997 -- DAKA International, Inc. (NASDAQ:DKAI) today announced that Compass Holdings, Inc., a wholly owned subsidiary of Compass Group PLC, is extending its offer to purchase all outstanding shares of common stock of DAKA International, Inc. for $7.50 per share in cash until 12:00 midnight, New York City time, on Monday, July 14, 1997. The terms of the extended offer are identical to the terms of the original offer announced on May 29, 1997.

     DAKA International also announced that it has moved the record date for the distribution of shares of Unique Casual Restaurants, Inc. ("UCRI"), a recently formed corporation that will operate the restaurant business of DAKA International from July 8, 1997 to July 11, 1997. As previously announced, immediately prior to the consummation of Compass' tender offer, one share of common stock of UCRI is to be distributed for each share of DAKA International common stock outstanding on the record date.

     The tender offer has been extended to allow UCRI to complete the registration under the Securities Exchange Act of 1934 of its common stock, which is a condition to the tender offer. DAKA International also reported that Compass Group currently expects that the tender offer will not be extended beyond July 14, 1997, although it is possible that another extension could occur if all of the conditions of the offer are not then satisfied. If all of the conditions of the tender offer are satisfied when the offer period expires on July 14, 1997, Compass Group also expects that The Bank of New York, the Depositary for the tender offer, will begin making payment on Thursday, July 17, 1997 for all shares of DAKA International common stock that have been validly tendered.

     As of the close of business on July 9, 1997, approximately 9,816,349 shares of DAKA International common stock, representing approximately 88% of the shares then outstanding, had been validly tendered.

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